Exhibit 10.2

CONSULTING AGREEMENT

Richard D. Smith

THIS CONSULTING AGREEMENT, dated as of January 3, 2011, is between Allied Motion Technologies Inc., a Colorado corporation (the “Company”), and Richard D. Smith (“Consultant”).

RECITALS:

WHEREAS, the Consultant is and has been employed by the Company pursuant to an Amended and Restated Employment Agreement dated May 12, 2009 (the “2009 Employment Agreement”); and

WHEREAS, the Consultant and the Company desire to address the anticipated retirement of the Consultant as an officer and employee of the Company on March 31, 2013 (the “Retirement Date”), and to define the terms of a new consulting arrangement with the Company that will replace the 2009 Employment Agreement and be effective on the Retirement Date;

AGREEMENT:

NOW, THEREFORE, the Company and the Consultant agree as follows:

The Consulting Agreement set forth below shall be effective as of the date of the termination of the 2009 Employment Agreement, other than termination for cause or as a result of Consultant’s death, and upon the Consultant’s resignation, termination or retirement as an officer and employee of the Company (the “Effective Date”):

1.                                      Retirement as Officer and Retention as Consultant.

1.1                               Retirement as Officer and Employee.  Effective on the Effective Date, the Consultant shall cease to be the Chief Financial Officer of the Company, the Executive Chairman of the Board of Directors (but Consultant may continue as the (non-executive) Chairman of the Board of Directors) and an employee of the Company.

1.2                               Duties of Consultant and Board Service. Effective on the Effective Date, the Company shall employ the Consultant as a consultant.

(a)                                  Duties as Consultant.  The Consultant’s duties as a consultant shall consist of those duties assigned by the Company’s Chief Executive Officer and agreed upon by the Consultant; provided that such duties shall not require the Consultant’s services for more than the Maximum Number of Days per Year as hereinafter defined.

(b)                                 Board Service. For so long as the Consultant is willing to serve on the Board and has not been terminated pursuant to Section 4, the

Board shall nominate Consultant for election to the Board.  The failure to elect to, or removal from, the Board of Directors shall not constitute a resignation from or termination of the Consultant’s services under this Consulting Agreement.

(c)                                  The Consultant acknowledges that he will not be an employee of the Company, but will be treated as an independent contractor, that the Company will have no right to control or direct the details, manner or means by which Consultant accomplishes his services, and that Consultant is free to do work for other entities during the term of this Agreement.  The Consultant will be solely liable and responsible for the payment of all appropriate federal, state and local business taxes, corporate taxes, income taxes and employment and self-employment taxes on any monies paid under this Agreement.  Because the Consultant is not an employee of the Company, the Consultant is not entitled to, and will have no claims against the Company for, any benefits to which Company employees are entitled including, without limitation, vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, or unemployment insurance benefits.  The Company will not withhold any taxes from amounts paid pursuant to this Agreement.

1.3                               Performance.  Throughout the period of Consultant’s services hereunder, Consultant shall devote appropriate time, attention, knowledge and skills, faithfully, diligently, and to the best of Consultant’s ability, to the active performance of Consultant’s duties and responsibilities hereunder; provided, however, Consultant may serve as a director of other corporations and entities and may engage in other activities to the extent they do not inhibit the performance of Consultant’s duties hereunder, or conflict with the business of the Company.  Consultant shall disclose to the Company the name of any corporation or entity on which he serves as a director or in a similar capacity and describe other activities that are not personal in nature in which he engages.  Consultant shall do such traveling as reasonably may be required in connection with the performance of such duties and responsibilities. Consultant shall not be required to relocate Consultant’s residence and Consultant may conduct work out of his residence from time to time as, appropriate.  Notwithstanding the above, the Consultant’s duties shall not require the Consultant’s services for more than the Maximum Number of Consulting Days per Year as is indicated in Section 3.1 below.  A Consulting Day is defined as any day during which Consultant spends five hours or more or when Consultant spends fewer than five hours in each of two different days but totaling five or more hours for both days, performing Consultants duties.

2.                                      Term of Agreement.  Unless terminated as provided in Section 4, the term of this Consulting Agreement shall extend for five years from the Effective Date (the “Contract Period”).

3.                                      Compensation and Benefits.

3.1                               Consulting Fees and Maximum Consulting Days Required.  As compensation for services to be rendered by Consultant hereunder, the Company shall pay to Consultant an annual fee as follows:

	Annual Consulting Fee	Maximum No. of Consulting Days/Year
For the first 12-month period:	$166,000	100
For the second 12-month period:	$151,750	90
For the third 12-month period:	$136,000	80
For the fourth 12-month period:	$124,000	70
For the fifth 12-month period:	$106,000	60

Such compensation shall be paid to the Consultant in periodic installments (but in no event less frequently than monthly) in accordance with the standard payroll practices of the Company in effect from time to time.  The Annual Consulting Fee is based on the Consultant working no more than the Maximum Number of Consulting Days per Year as indicated in the table above.  Should the Company request the Consultant to work more than the Maximum Number of Consulting Days in the applicable 12-month period and should the Consultant agree to work more than the Maximum Number of Consulting Days in the applicable consecutive 12-month period, the Consultant will be paid $200 per additional Consulting hour, not to exceed $1,600 per Consulting Day.

3.2                               Expenses.  The Company promptly shall reimburse Consultant, upon presentation of appropriate receipts and vouchers, for any reasonable business expenses incurred by Consultant in connection with the performance of his duties and responsibilities hereunder.

3.3                               Benefits and Perquisites.

(a)                                  Home Office.  Throughout the Contract Period, the Company shall provide the equipment, including a computer, printer and phone, for Consultant to maintain an office at his home.

(b)                                 Automobile.

(1)                                  Under the 2009 Employment Agreement, the Company has provided a new automobile to Consultant on November 30, 2010 for Consultant’s sole use. At or before three years after the Company purchased the automobile, Consultant has the right to purchase, at its depreciated cost to the Company, the automobile previously provided.  If such automobile is not fully depreciated at the time the 2009 Employment Agreement is terminated, then Consultant shall have the right to use the automobile for the balance of the three year period and have the right to purchase the automobile at the end of such three year period at its then depreciated cost.  The Consultant shall pay all costs of operating and maintaining or repairing such automobile during the period after the termination of the 2009 Employment Agreement through the end of the three year period.

(2)                                  Throughout the Contract Period, the Company shall reimburse the Consultant for mileage for the business use of the Consultant’s automobile and for mileage for commuting to and from the Company’s office at the mileage rate established by the IRS for each fiscal year; provided that such expenses are properly substantiated by the Consultant and provided that the Consultant’s submits for such reimbursement within 12 months after the fiscal year in which such expense was incurred.

3.4                               Continuing Obligation. Except as otherwise provided in Section 4, the Company’s obligation to pay compensation pursuant to this Section 3 shall continue and be enforceable notwithstanding the termination of this Consulting Agreement.

4.                                      Termination.  This Consulting Agreement may be terminated by the Company or Consultant as provided in this Section 4.  Notwithstanding anything in this Consulting Agreement to the contrary, to the extent required by Code Section 409A, any payment that is subject to Code Section 409A and is payable upon the Consultant’s termination for any reason shall be made only if such termination constitutes a “separation from service” as defined under Code Section 409A.

4.1                               Death, Disability, Change in Control or Termination by the Company for Any Reason Other than For Cause.  Upon termination of this Consulting Agreement and the Consultant’s services with the Company at any time during the Contract Period upon the death of the Consultant, the disability of the Consultant, as a result of a change in control or any termination initiated by the Company for any reason other than for Cause, as defined in 4.2, the Company shall make payments to the Consultant as follows:

(a)                                  Annual Consulting Fee.  The Company shall pay the Annual Consulting Fee through the date of the termination of this Consulting Agreement and termination of Consultant’s services. Within 30 days after the effective date of such termination, the Company shall pay Consultant one lump sum payment equal to the amount of the Annual Consulting Fees that would have been paid pursuant to Section 3.1 absent such termination from the date of termination through the remainder of the Contract Period.

(b)                                 Benefits.  Upon the termination of this Consulting Agreement and the termination of Consultant’s services, ownership of all equipment provided by the Company for use by Consultant, including cell phone, computer and printer, shall be transferred to Consultant at no cost as of the date of termination, provided that Consultant is in compliance with Section 5 of this Consulting Agreement, and further provided, Consultant shall have the right to purchase the automobile provided by the Company for his use at a purchase price equal to 10% of the original cost of the automobile.

4.2                               Termination For Cause.

(a)                                  Definition.  This Agreement may be terminated at any time at the option of the Company for Cause (as such term is hereinafter defined), effective as provided in Section 4.4. As used herein, the term “Cause” shall mean and be limited to: (i) conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony; (ii) the willful violation of the terms of this Agreement; (iii) gross negligence by Consultant in connection with the performance of Consultant’s duties, responsibilities, agreements and covenants hereof, which violation or negligence shall continue uncorrected for a period of 45 calendar days after receipt by Consultant of a written notice from the Company; (iv) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (v) the misappropriation (or attempted misappropriation) of any of the Company’s funds or property; or (vi) the excessive use (following at least one written warning) of alcohol or any illegal use of drugs or narcotics.  For purposes of this Section, no act or failure to act on the Consultant’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.  Notwithstanding the foregoing, Consultant shall not be deemed to have been terminated for Cause without written notice pursuant to Section 13 and providing Consultant an opportunity to be heard before the Board with the provisions relied upon for termination provided in reasonable detail to the Consultant.

(b)                                 Annual Consulting Fees.  Upon termination for Cause, the Company shall pay the Annual Consulting Fee through the date of the termination of this Consulting Agreement and termination of Consultant’s services.  The Company shall also promptly reimburse Consultant, upon presentation of appropriate receipts and vouchers, for any reasonable business expenses incurred by Consultant in connection with the performance of his duties and responsibilities prior to the date of termination.  The Company shall have no further obligations pursuant to Section 3 of this Consulting Agreement.

4.3                               Termination as a Result of a Change in Control.

(a)                                  Change of Control Occurring Prior to Contract Period.  If a change in control of the Company (as defined in Section 4.3(c)) occurs prior to the Contract Period when the 2009 Employment Agreement is effective, and then

(1)                                  Consultant is terminated prior to the Effective Date, then Consultant shall receive the severance benefits as defined in the letter agreement dated December 22, 2008 as subsequently amended, (Severance Agreement) between the Company and Consultant and no payments shall be made by any requirements of this Consulting Agreement.

(2)                                  Consultant is terminated during the Contract Period, then the payments made to Consultant as described in Section 4.1 shall apply and no payments shall be made by any requirements of the Severance Agreement.

(b)                                 Change of Control Occurring During Contract Period.  If a change in control of the Company occurs during the Contract Period and Consultant is terminated, then the payments made to Consultant as described in Section 4.1 shall apply.

(c)                                  Definition.  For purposes of this Agreement, a “change in control of the Company” shall be deemed to have occurred (A) if any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than (1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, or (2) any Person who, on the date hereof, is a director or officer of the Company or whose shares of common stock of the Company are treated as beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by any such director or officer, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 45% of the combined voting power of the Company’s then outstanding securities; or (B) upon the first purchase of outstanding shares of the Company’s outstanding common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company, by an employee benefit plan established or maintained by the Company or by any of their respective affiliates); or (C) if during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (A) or (D) of this Subsection) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the Company directors then still in office who either (1) were directors at the beginning of the period or (2) whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (D) if the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (E) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; provided, however, a spinoff distribution to shareholders of the Company of all or part of the Company’s equity interest in a subsidiary entity shall not constitute a change in control of the Company.

4.4                               Termination by the Consultant.  Upon termination of this Consulting Agreement by the Consultant at any time during the Contract Period, the Company shall pay the Annual Consulting Fee through the date of the termination of this Consulting Agreement and termination of Consultant’s services.  The Company shall also promptly reimburse Consultant, upon presentation of appropriate receipts and vouchers, for any reasonable business expenses incurred by Consultant in connection with the performance of his duties and responsibilities prior to the date of termination.  The Company shall have no further obligations pursuant to Section 3 of this Consulting Agreement.

4.5                               Notice of Termination. Either the Consultant or the Company may terminate this Consulting Agreement and the Consultant’s services with the Company upon at least 30 days prior written notice to the other party which shall set forth the effective date of such termination, unless the termination is for Cause and then the terms of Section 4.2 will apply to the effective date of termination.  Termination of this Consulting Agreement under this Section does not affect the Company’s obligation to make all payments to Consultant which were fixed and determined prior to the effective date of termination and which are provided for in this Section 4.

5.                                      Confidential Information.

5.1                               Definition. Confidential Information means:

(a)                                  Any and all (i) trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, formula, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, architectures (and related formula), improvements, devices, discoveries, concepts, ideas, methods and information, and any other information, however documented, that is a trade secret within the meaning of Colorado Revised Statutes § 7-74-101 et seq.; and

(b)                                 information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

(c)                                  notes, analyses, compilations, studies, summaries and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

5.2                               Disclosure and Use. Consultant shall not disclose, either during or subsequent to the Contract Period, any Confidential Information or proprietary data of the Company, whether or not developed by Consultant, except (i) as may be required for Consultant to perform Consultant’s services to the Company; (ii) to the extent such information has been disclosed to Consultant by a third party who is not subject to restriction on the dissemination of such information; (iii) as such information becomes generally available to the public other than as a result of a disclosure by Consultant; (iv) information which must be disclosed as a result of a subpoena or other legal process, or (v) if Consultant shall first secure the Company’s prior written authorization.  This covenant shall survive the termination of this Agreement, and shall remain in effect and be enforceable against Consultant for so long as any such Confidential Information or proprietary data retains economic value, whether actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use.

5.3                               Return of Materials.  The Consultant will not remove from the Company’s premises (except to the extent such removal is for the purposes of the performance of Consultant’s duties at home or while traveling), any Confidential Information. Consultant recognizes that, as between the Company and Consultant, all the Confidential Information,

whether or not developed by the Consultant, are the exclusive property of the Company.  Upon termination of this Agreement, Consultant shall promptly deliver to the Company all Confidential Information, and all other materials of a secret or confidential nature relating to the Company’s business, which are in the possession or under the control of Consultant and Consultant shall not retain copies of any such Confidential Information.

6.                                      Inventions and Discoveries.  Consultant hereby assigns to the Company all of the Consultant’s rights, title and interest in and to all inventions, techniques, discoveries, processes, designs or improvements (whether patentable or not), any industrial design (whether registrable or not), or uses Confidential Information as described in Section 5.1, or other intellectual property rights pertaining thereto, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Company, and any such item created by the Consultant, either solely or in conjunction with others, following termination of this Consulting Agreement (hereinafter referred to collectively as the “Inventions”).  Promptly upon the development or making of any Invention or improvement thereon, Consultant shall disclose the same to the Company and shall execute and deliver to the Company such reasonable documents as the Company may request to confirm the assignment of Consultant’s rights therein and if requested by the Company, shall assist the Company in applying for and prosecuting any patents which may be available in respect thereof.  Consultant acknowledges that all of Consultant’s Company-related writing, works of authorship, specially commissioned works and other Consultant Inventions are works made for hire, property of the Company, including all copyrights, patents, and other intellectual property rights pertaining thereto.  If it is determined that any such works are not works made for hire, the Consultant hereby assigns to the Company all of the Consultant’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Inventions.

7.                                      Restrictive Covenant.

(a)                                  While the Consultant is a Consultant of the Company, the Consultant shall not, without the prior written consent of the Company, (i) engage directly or indirectly in any Competing Business in the geographical area where the Company does business (including, without limitation, the United States and any country in which the Company has a sales representative at the time of termination) whether as an employee, consultant or advisor, or owner as principal, shareholder or partner of any equity interest in excess of 5% of any business entity (which shall include any proprietorship, trust, joint venture, partnership or any type of corporation or association), or (ii) serve as an officer, director, trustee, partner or the like in any such business entity.

(b)                                 The term “Competing Business” as used in this Section 7 includes any business conducted by the Company, which initially includes the design, production and marketing of motion control products and any other products manufactured or marketed by the Company at the date of termination of this Consulting Agreement.

8.             Arbitration.  Any controversy or claim arising out of or relating to this Consulting Agreement or the breach thereof shall be settled by arbitration in the City and County of Denver in accordance with the rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The Company shall pay all costs of arbitration.  In the event that it shall be necessary or desirable for Consultant to retain legal counsel and/or incur other costs and expenses in connection with interpretation of his rights under this Consulting Agreement, including any procedure in arbitration, Consultant shall be entitled to recover from the Company reasonable attorneys’ fees and costs and expenses incurred by him in connection with such interpretation or arbitration, regardless of the final outcome, unless the arbitrator shall determine that under the circumstances such payment would be unjust.  Reimbursement of attorneys’ fees, costs and expenses shall be subject to the following requirements:  (a) such reimbursement shall be available to the Consultant for as long as he has enforceable rights under this Consulting Agreement; (b) reimbursements provided during the Consultant’s taxable year may not affect the reimbursements provided in any other taxable year; (c) reimbursement must be made on or before the last day of the Consultant’s taxable year following the taxable year in which the expense was incurred; and (d) no reimbursement provided under this paragraph shall be subject to liquidation or exchange for another benefit.

9.             Mitigation.  Consultant shall not be required to mitigate the amount of any payment provided in this Consulting Agreement by seeking employment, services or otherwise, nor shall the amount of any payment or benefit provided in this Consulting Agreement be reduced by any compensation earned by Consultant as the result of employment by or consulting with another employer, by retirement benefits, by offset against any amount claimed to be owed by Consultant to the Company, or otherwise.

10.          Announcements.  No public announcement regarding termination of this Agreement or any change in status of the Consultant of the Company shall be made without Consultant’s approval except the Company may announce Consultant’s termination if Company is otherwise required to do so pursuant to the rules of the Securities and Exchange Commission or to any other legal requirement.  All matters with respect to termination of Consultant, retirement of Consultant or other action taken pursuant to this Consulting Agreement shall be kept confidential and neither Company nor Consultant will make unfavorable comments about the other in connection with this Consulting Agreement.

11.          Severability.  If any provision of this Consulting Agreement, including the Restrictive Covenant in Section 7, is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Consulting Agreement, as the situation may require, and this Consulting Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

12.          Non-Assignability.  In light of the unique personal services to be performed by Consultant hereunder, it is acknowledged and agreed that any purported or attempted assignment or transfer by Consultant of this Consulting Agreement or any of Consultant’s duties, responsibilities or obligations hereunder shall be void. This Consulting Agreement may not be assigned by the Company without the prior written consent of Consultant.

13.          Notices.  Any notice, request, demand or other communication required or permitted under this Consulting Agreement shall be in writing and shall be deemed to have been given when delivered personally or on the date of receipt when mailed by certified mail, return receipt requested, addressed as follows:

If to the Company:	Allied Motion Technologies Inc.
23 Inverness Way East, Ste 150
Englewood, Colorado 80112
Attention: CEO and Secretary

If to the Consultant:	Richard D. Smith
8422 Newland Drive
Arvada, CO 80003

or to such other address or addresses as may be specified from time to time by notice; provided however, that any notice of change of address shall not be effective until its receipt by the party to be charged therewith.

14.          General.

14.1                        Amendments.  Neither this Consulting Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith.

14.2                        Captions and Headings.  The captions and paragraph headings used in this Consulting Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Consulting Agreement or any of the provisions hereof.

14.3                        Governing Law.  This Consulting Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Colorado without regard to principles of conflicts of law.

14.4                        Successors and Assigns.  This Consulting Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

(a)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Consultant, to expressly assume and agree to perform this Consulting Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Consulting Agreement and shall entitle Consultant to all rights for breach hereunder.

(b)           If Consultant should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Consulting Agreement to Consultant’s personal representatives or to his estate.

14.5                        Counterparts.  This Consulting Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.

14.6                        Entire Agreement. Except as otherwise set forth or referred to in this Consulting Agreement, this Consulting Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement on and as of the date first set forth above.

ALLIED MOTION TECHNOLOGIES INC.

By	/s/ Delwin Hock
Delwin Hock – Lead Director

By	/s/ Richard S. Warzala
Richard S. Warzala – President and CEO

/s/ Richard D. Smith
Richard D. Smith - Consultant